American Assets Trust, Inc. Reports Fourth Quarter and Year End 2022 Financial Results

Net income available to common stockholders of $9.6 million and $43.5 million for the three months and year ended December 31, 2022, respectively, or $0.16 and $0.72 per diluted share, respectively.
Funds From Operations per diluted share increased 4% and 17% year-over-year for the three months and year ended December 31, 2022, respectively, or $0.56 and $2.34 per diluted share, respectively.

SAN DIEGO, California - 2/7/2023 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its fourth quarter and year ended December 31, 2022.

Fourth Quarter Highlights
•Net income available to common stockholders of $9.6 million and $43.5 million for the three months and year ended December 31, 2022, respectively, or $0.16 and $0.72 per diluted share, respectively.
•Funds From Operations ("FFO") increased 4% and 17% year-over-year to $0.56 and $2.34 per diluted share for the three months and year ended December 31, 2022, respectively, compared to the same periods in 2021.
•Same-store cash Net Operating Income ("NOI") increased 5.5% and 9.5% year-over-year for the three months and year ended December 31, 2022, respectively, compared to the same periods in 2021.
•Increasing quarterly dividend 3% to $0.33 per share of common stock in the first quarter of 2023 compared to the fourth quarter of 2022.
•Introducing 2023 annual guidance midpoint of $2.23 with a range of $2.16 to $2.30 of FFO per diluted share.
•Leased approximately 78,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 25% and 15%, respectively, during the three months ended December 31, 2022.
•Leased approximately 103,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 13% and 14%, respectively, during the three months ended December 31, 2022.

Amended and Restated Term Loan Agreement
•In January 2023, our existing term loan agreement was amended and restated to, among other things, increase the fully drawn borrowings from $150 million to $225 million, extend the maturity date from March 1, 2023 to January 5, 2025 (with one, twelve-month extension option) and transition from LIBOR to SOFR.

Financial Results
Net income attributable to common stockholders was $9.6 million, or $0.16 per basic and diluted share for the three months ended December 31, 2022 compared to $8.1 million, or $0.14 per basic and diluted share for the three months ended December 31, 2021. For the year ended December 31, 2022, net income attributed to common stockholders was $43.5 million, or $0.72 per basic and diluted share compared to $28.4 million, or 0.47 per basic and diluted share for the year ended December 31, 2021. The year-over-year increase in net income attributable to common stockholders is primarily due to (i) a $4.3 million debt extinguishment charge related to the repayment of the company's Senior Guaranteed Notes, Series A on January 26, 2021, not incurred in 2022, (ii) a $6.3 million net increase at Waikiki Beach Walk - Embassy Suites due to increased tourism into Hawaii, (iii) a $4.4 million net increase in retail income due to new tenant leases signed at Alamo Quarry Market and Del Monte Center and COVID-related lease modifications that changed some tenants to alternate rent or cash basis of revenue recognition (with some of these tenants later reverting back to contractual basic monthly rent), and (iv) a $2.1 million net increase in office related to our recent acquisitions of Eastgate Office Park and Corporate Campus East III in July 2021 and September 2021, respectively, and Bel-Spring 520 in March 2022. These increases were offset by higher stock-based compensation expense and employee-related costs incurred in 2022.

During the fourth quarter of 2022, the company generated FFO for common stock and common units of $42.3 million, or $0.56 per diluted share and unit, compared to $40.8 million, or $0.54 per diluted share and unit, for the fourth quarter of 2021. The increase in FFO from the corresponding period in 2021 was primarily due to an increase in revenue at our Waikiki Beach Walk - Embassy SuitesTM, an increase in our retail segment related to new tenant leases, tenants previously on alternate rent reverting back to basic monthly rent and one-time real estate tax refunds related to prior year tax assessment, and an increase in revenue and average monthly base rent for our multifamily segment. Additionally, there was an increase in FFO in 2022 from our recent acquisitions of Corporate Campus East III in September 2021 and Bel-Spring 520 in March 2022.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2022	September 30, 2022	December 31, 2021
Total Portfolio
Office	88.9%	90.7%	90.4%
Retail	93.5%	92.2%	92.6%
Multifamily	91.8%	93.0%	96.0%
Mixed-Use:
Retail	93.8%	94.9%	89.6%
Hotel	76.9%	78.6%	66.4%

Same-Store Portfolio
Office (1)	92.5%	93.7%	92.8%
Retail	93.5%	92.2%	92.6%
Multifamily	91.8%	93.0%	96.0%
Mixed-Use:
Retail	93.8%	94.9%	89.6%
Hotel	76.9%	78.6%	66.4%
(1) Same-store office leased percentages includes (i) Eastgate Office Park which was acquired on July 7, 2021 and (ii) Corporate Campus East III which was acquired on September 10, 2021. Same-store office leased percentages excludes (i) One Beach Street due to significant redevelopment activity; (ii) Bel-Spring 520 which was acquired on March 8, 2022; (iii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022 approximately one year after completing renovations of the building and (iv) land held for development.

During the fourth quarter of 2022, the company signed 46 leases for approximately 243,700 square feet of office and retail space, as well as 409 multifamily apartment leases. Renewals accounted for 92% of the comparable office leases, 100% of the comparable retail leases, and 70% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the fourth quarter of 2022 and year ended December 31, 2022, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q4 2022	13	78,000	15.4%	$46.90	$40.65	25.0%
	FY 2022	43	353,000	17.1%	$62.21	$53.11	21.7%

Retail	Q4 2022	20	103,000	14.3%	$32.13	$28.11	12.8%
	FY 2022	69	320,000	5.1%	$32.03	$30.48	17.2%

Multifamily
The average monthly base rent per leased unit for our multifamily properties for the fourth quarter of 2022 was $2,516 compared to an average monthly base rent per leased unit of $2,189 for the fourth quarter of 2021, which is an increase of approximately 14.9%.

Same-Store Cash Net Operating Income
For the three months and year ended December 31, 2022, same-store cash NOI increased 5.5% and 9.5%, respectively, compared to the three months and year ended December 31, 2021. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (2)
	December 31,			December 31,
	2022	2021	Change	2022	2021	Change
Cash Basis:
Office	$33,865	$31,927	6.1%	$124,218	$114,498	8.5%
Retail	18,480	17,644	4.7	69,491	69,257	0.3
Multifamily	8,271	8,183	1.1	32,224	28,921	11.4
Mixed-Use	4,869	4,320	12.7	21,734	13,453	61.6
Same-store Cash NOI	$65,485	$62,074	5.5%	$247,667	$226,129	9.5%
(1)    Same-store portfolio includes (i) Eastgate Office Park which was acquired on July 7, 2021 and (ii) Corporate Campus East III which was acquired on September 10, 2021. Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Bel-Spring 520 which was acquired on March 8, 2022; (iii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iv) land held for development.
(2)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021; (iii) Corporate Campus East III which was acquired on September 10, 2021; (iv) Bel-Spring 520 which was acquired on March 8, 2022; (v) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (vi) land held for development.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Amended and Restated Term Loan Agreement
On January 5, 2023, our term loan agreement was amended and restated to, among other things, increase the fully-drawn borrowings from $150 million to $225 million, extend the maturity date from March 1, 2023 to January 5, 2025 (with one, twelve-month extension option) and transition borrowings to the Secured Overnight Financing Rate (SOFR), and away from LIBOR. The $225 million term loan is unsecured. Prior to amending and restating the term loan agreement, the company entered into interest rate swaps that are intended to fix the interest rate on the $225 million term loan at approximately 5.47% for the first year of the amended and restated term loan and 5.57% for the second year of the amended and restated term loan, subject to adjustments based on the company’s consolidated leverage ratio.

Balance Sheet and Liquidity
At December 31, 2022, the company had gross real estate assets of $3.7 billion and liquidity of $413.6 million, comprised of cash and cash equivalents of $49.6 million and $364.0 million of availability on its line of credit. At December 31, 2022, the company has only 1 out of 31 assets encumbered by a mortgage.

On January 6, 2023, we repaid in full the $36 million outstanding balance on our revolving line of credit under our Third Amended and Restated Credit Facility.

Dividends
The company declared dividends on its shares of common stock of $0.32 per share for the fourth quarter of 2022. The dividends were paid on December 22, 2022.

In addition, the company has declared a dividend on its common stock of $0.33 per share for the first quarter of 2023. The dividend will be paid in cash on March 23, 2023 to stockholders of record on March 9, 2023.

Guidance
The company is introducing 2023 guidance for full year 2023 FFO per diluted share of $2.16 to $2.30 per share, with a midpoint of $2.23.

The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. Management will discuss the company's guidance in more detail on tomorrow's earnings call. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the three months ended and year ended December 31, 2022 on Wednesday, February 8, 2023 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-833-630-1956 and ask to join the American Assets Trust, Inc. Conference Call. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's three months and year ended December 31, 2022 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2022	December 31, 2021
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,468,537	$3,389,726
Construction in progress	202,385	139,098
Held for development	547	547
	3,671,469	3,529,371
Accumulated depreciation	(936,913)	(847,390)
Real estate, net	2,734,556	2,681,981
Cash and cash equivalents	49,571	139,524
Accounts receivable, net	7,848	7,445
Deferred rent receivables, net	87,192	82,724
Other assets, net	108,714	106,253
Total assets	$2,987,881	$3,017,927
Liabilities and equity
Liabilities:
Secured notes payable, net	$74,578	$110,965
Unsecured notes payable, net	1,539,453	1,538,238
Unsecured line of credit, net	34,057	—
Accounts payable and accrued expenses	65,992	64,531
Security deposits payable	8,699	7,855
Other liabilities and deferred credits, net	79,577	86,215
Total liabilities	1,802,356	1,807,804
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,718,653 and 60,525,580 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	607	605
Additional paid-in capital	1,461,201	1,453,272
Accumulated dividends in excess of net income	(251,167)	(217,785)
Accumulated other comprehensive income	10,624	2,872
Total American Assets Trust, Inc. stockholders' equity	1,221,265	1,238,964
Noncontrolling interests	(35,740)	(28,841)
Total equity	1,185,525	1,210,123
Total liabilities and equity	$2,987,881	$3,017,927

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Rental income	$101,037	$97,635	$402,507	$360,208
Other property income	4,963	4,112	20,141	15,620
Total revenue	106,000	101,747	422,648	375,828
Expenses:
Rental expenses	29,209	25,064	107,645	86,980
Real estate taxes	10,595	11,184	44,788	42,794
General and administrative	9,013	9,305	32,143	29,879
Depreciation and amortization	30,110	30,479	123,338	116,306
Total operating expenses	78,927	76,032	307,914	275,959
Operating income	27,073	25,715	114,734	99,869
Interest expense, net	(14,565)	(14,998)	(58,232)	(58,587)
Loss on early extinguishment of debt	—	—	—	(4,271)
Other (expense) income, net	(102)	(239)	(625)	(418)
Net income	12,406	10,478	55,877	36,593
Net income attributable to restricted shares	(184)	(147)	(648)	(564)
Net income attributable to unitholders in the Operating Partnership	(2,593)	(2,194)	(11,723)	(7,653)
Net income attributable to American Assets Trust, Inc. stockholders	$9,629	$8,137	$43,506	$28,376

Net income per share
Basic income attributable to common stockholders per share	$0.16	$0.14	$0.72	$0.47
Weighted average shares of common stock outstanding - basic	60,072,517	60,002,303	60,048,970	59,990,740

Diluted income attributable to common stockholders per share	$0.16	$0.14	$0.72	$0.47
Weighted average shares of common stock outstanding - diluted	76,254,054	76,183,840	76,230,507	76,172,277

Dividends declared per common share	$0.32	$0.30	$1.28	$1.16

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Year Ended
	December 31, 2022	December 31, 2022
Funds From Operations (FFO)
Net income	$12,406	$55,877
Depreciation and amortization of real estate assets	30,110	123,338
FFO, as defined by NAREIT	$42,516	$179,215
Less: Nonforfeitable dividends on restricted stock awards	(182)	(641)
FFO attributable to common stock and units	$42,334	$178,574
FFO per diluted share/unit	$0.56	$2.34
Weighted average number of common shares and units, diluted	76,256,916	76,233,814

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2022	2021	2022	2021
Same-store cash NOI	65,485	$62,074	$247,667	$226,129
Non-same-store cash NOI	180	(291)	10,352	3,865
Tenant improvement reimbursements (3)	134	139	3,082	406
Cash NOI	$65,799	$61,922	$261,101	$230,400
Non-cash revenue and other operating expenses (4)	397	3,577	9,114	15,654
General and administrative	(9,013)	(9,305)	(32,143)	(29,879)
Depreciation and amortization	(30,110)	(30,479)	(123,338)	(116,306)
Interest expense, net	(14,565)	(14,998)	(58,232)	(58,587)
Loss on early extinguishment of debt	—	—	—	(4,271)
Other (expense) income, net	(102)	(239)	(625)	(418)
Net income	$12,406	$10,478	$55,877	$36,593

Number of properties included in same-store analysis	29	27	27	26
(1)    Same-store portfolio includes (i) Eastgate Office Park which was acquired on July 7, 2021 and (ii) Corporate Campus East III which was acquired on September 10, 2021. Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Bel-Spring 520 which was acquired on March 8, 2022; (iii) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (iv) land held for development.
(2)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021; (iii) Corporate Campus East III which was acquired on September 10, 2021; (iv) Bel-Spring 520 which was acquired on March 8, 2022; (v) the 710 building at Lloyd District Portfolio which was placed into operations on November 1, 2022, approximately one year after completing renovations of the building and (vi) land held for development.
(3)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(4)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; net change in lease receivables (solely with respect to Q2 2020 through Q4 2021), the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, net change in lease receivables (solely with respect to Q2 2020 through Q4 2021), amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust ("REIT"), headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii.  The company's office portfolio comprises approximately 4.1 million rentable square feet, and its retail portfolio comprises approximately 3.1 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,110 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus (such as the outbreak of COVID-19 and its variants) and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; adverse economic or real estate developments in our markets; our failure to generate sufficient cash flows to service our outstanding indebtedness; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; difficulties in identifying properties to acquire and completing acquisitions; difficulties in completing dispositions; our failure to successfully operate acquired properties and operations; our inability to develop or redevelop our properties due to market conditions; fluctuations in interest rates and increased operating costs; risks related to joint venture arrangements; our failure to obtain necessary outside financing; on-going litigation; general economic conditions; financial market fluctuations; risks that affect the general retail, office, multifamily and mixed-use environment; the competitive environment in which we operate; decreased rental rates or increased vacancy rates; conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for us to continue to qualify as a REIT for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607